Exhibit 99.1

1100 Cassatt Road
Berwyn, PA 19312
Phone: 610•651•5900
Fax: 610•993•2683

For Immediate Release

October 30, 2003

TRITON PCS REPORTS RECORD THIRD-QUARTER ADJUSTED EBITDA OF $65.8 MILLION
Company Reiterates Full-Year Adjusted EBITDA Guidance as Revenue Rises 10.6% and ARPU Climbs to $57.29

Berwyn, Pa., Oct. 30 — Triton PCS Holdings, Inc. (NYSE: TPC) today reported record third-quarter Adjusted EBITDA of $65.8 million, driven by a 10.6% increase in revenue to $213.7 million from the year-earlier period. As ARPU rose to $57.29, Adjusted EBITDA margin in the quarter expanded to 33.0% from 27.5% a year earlier, supported by continued emphasis on cost control. Cash flows from operating activities for the first nine months of the year were $128.0 million vs. $50.2 million for the comparable prior year period.

“We made solid progress in the third quarter, delivering strong financial performance and keeping us on track to achieve our target of positive free cash flow1 next year. We again posted an excellent Adjusted EBITDA margin of 33.0% through our continued focus on cost controls while ARPU rose to $57.29 in the quarter, lifting revenue to a record $213.7 million,” said Michael E. Kalogris, Triton PCS chairman and chief executive officer. “In addition, our capital and liquidity position remains solid with $267.5 million of cash and available credit.”

Gross subscriber additions in the third quarter were 68,639 while net additions were 3,567, bringing total subscribers at the quarter’s end to 884,252, an increase of 11% over the third quarter of 2002. The unexpected bankruptcy of the company’s largest independent agency during the quarter and the termination of other, less cost-effective agents adversely impacted gross additions. Kalogris said, “While we have been shifting our channel mix to company-owned channels and more strategically-aligned agents, productivity improvements were not enough to offset the sudden decline from the loss of these agents. Collectively, the loss of these agents represented the bulk of our gross additions shortfall as compared to the year-earlier period. Additionally, several of our markets were particularly hard hit by Hurricane Isabel in September.”

Churn in the quarter was 2.46% compared with 2.24% during the third quarter 2002. The company said third-quarter voluntary churn was impacted by price increases that were implemented in early 2003. A seasonally higher number of contract anniversaries during the quarter also contributed to the higher churn rate.

“Clearly, we are not satisfied with our net additions or churn in the third quarter,” Kalogris said. “Still, we believe the effects of price increases are one-time in nature and we have the resources in place to reinvigorate our sales channels. Our early results in the fourth quarter indicate positive momentum.”

For full-year 2003, Triton PCS now expects to end the year with 895,000 to 900,000 subscribers. Full-year churn is expected to be about 2.3%. The company reiterated all of its other previous guidance, including EBITDA in the range of $215 million - $225 million and capital expenditures between $120 million - $140 million.

Financial Highlights (Refer to Schedule 1 for Reconciliation of Non-GAAP Financial Measures)

Total revenues in the third quarter rose 10.6% year-over-year to $213.7 million, led by a 12.2% increase in service revenues. Roaming revenues were $49.7 million, as an increase in minutes offset scheduled step-downs in roaming pricing. Adjusted EBITDA rose 30.3% year-over-year and 1.3% sequentially to $65.8 million. The company’s Adjusted

[1] “Free cash flow” is defined here as Adjusted EBITDA less interest expense less capital expenditures.

EBITDA margin increased to 33.0% from 27.5% in the prior year period.

Cash costs per user (CCPU) declined 7.3% year-over-year to $38.71. The company’s bad debt expense ratio remained exceptional at 1.46% in the quarter, while general and administrative expenses declined 7.8% year-over-year to $34.4 million. On a per-subscriber basis, general and administrative expenses declined 18.5% from the year-ago period. Cost per gross addition (CPGA) during the quarter was $451, reflecting higher equipment spending as well as lost leverage from lower gross additions on fixed costs and advertising and promotion spending.

Average revenue per user (ARPU) in the quarter rose to $57.29, up from $56.51 in the second quarter 2003. The increase in ARPU reflects higher seasonal usage as well as the addition of higher ARPU customers.

Capital expenditures were $18.6 million in the third quarter, which reflected the ongoing GSM/GPRS network overlay as well as spending on further TDMA capacity expansion. Quarterly interest expense was $34.1 million.

The company ended the quarter with $268 million of available liquidity, comprised of $168 million of cash on hand and $100 million of undrawn borrowing capacity under its credit facility.

Other Highlights

GSM/GPRS Update – Through the end of the third quarter 2003, Triton PCS has upgraded nearly 1,100 cell sites, or about 50% of its network sites for GSM capability. The upgraded sites handle about 80% to 90% of total network minutes. The company expects to have its entire network GSM-capable by mid-2004.

Local Number Portability (LNP) Preparedness Update – Triton PCS expects to meet the Nov. 24th date for initial implementation of FCC-mandated LNP and will be ready to port numbers from and to other carriers on that day. Of Triton PCS’s 13.6 million POPs, approximately 35% will be LNP-eligible for the first phase on Nov. 24th, with the remainder eligible six months later on May 24th, 2004, when the second phase is implemented. The company has reached porting agreements with three national wireless carriers and expects to have additional agreements in place by the initial implementation date.

Marketing Update - Triton PCS this month launched a new point-of-sale marketing campaign centered on the company’s superior network quality. The company believes it is the first carrier to post network performance statistics in its retail stores to assist customers in making wireless buying decisions. Market research consistently indicates that network quality is a critical determining factor in selecting and using wireless service.

A live, listen-only broadcast of the Triton PCS conference call will be available online at our website www.tritonpcs.com under Investor Relations - Presentations. An online replay will follow shortly after the call and will continue through November 6, 2003. To listen to the live conference, please go to the website at least 15 minutes early to register, download and install any necessary audio software.

Triton PCS, based in Berwyn, Pennsylvania, is an award-winning wireless carrier providing service in the Southeast. The company markets its service under the brand SunCom, a member of the AT&T Wireless Network. Triton PCS is licensed to operate a digital wireless network in a contiguous area covering 13.6 million people in Virginia, North Carolina, South Carolina, northern Georgia, northeastern Tennessee and southeastern Kentucky.

For more information on Triton PCS and its products and services, visit the company’s websites at: www.tritonpcs.com and www.suncom.com.

Statements in this press release regarding Triton PCS’s business that are not historical facts may be “forward-looking statements”. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from any such forward-looking statements are identified in the reports and documents Triton PCS files from time to time with the U.S. Securities and Exchange Commission.

Contact:
Steve Somers, CFA
Director of Investor Relations
610-722-4449
ssomers@tritonpcs.com

TRITON PCS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Dollars in thousands, except per share amounts)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,

	2002	2003	2002	2003

	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Service	$133,545	$149,825	$377,304	$429,171
Roaming	50,396	49,728	131,030	141,822
Equipment	9,303	14,115	24,620	37,606

Total revenues	193,244	213,668	532,954	608,599

Expenses:
Costs of service (excluding the below amortization, excluding depreciation of $30,309 and $36,228 for the three months ended September 30, 2002 and 2003, respectively, and $84,348 and $97,874 for the nine months ended September 30, 2002 and 2003, respectively and excluding noncash compensation of $911 and $856 for the three months ended September 30, 2002 and 2003, respectively and $2,736 and $2,607 for the nine months ended September 30, 2002 and 2003, respectively).	56,547	63,712	157,355	183,145
Cost of equipment	20,516	25,783	58,838	72,681
Selling, general and administrative (excluding depreciation of $4,152 and $4,588 for the three months ended September 30, 2002 and 2003, respectively, and $12,207 and $13,240 for the nine months ended September 30, 2002 and 2003, respectively, and excluding noncash compensation of $4,519 and $5,273 for the three months ended September 30, 2002 and 2003, respectively, and $13,302 and $21,028 for the nine months ended September 30, 2002 and 2003, respectively)	65,671	58,048	184,633	173,994
Termination benefits and other related charges	—	321	—	2,671
Non-cash compensation	5,430	6,129	16,038	23,635
Depreciation	34,461	40,816	96,555	111,114
Amortization	1,243	1,161	3,785	3,231

Income from operations	9,376	17,698	15,750	38,128
Interest expense, net of capitalized interest	(36,305)	(34,088)	(107,621)	(109,013)
Other expense	(6,553)	—	(6,693)	(2,898)
Debt extinguishment costs	—	(7,038)	—	(41,118)
Interest and other income	1,556	500	4,986	1,792

Loss before taxes	(31,926)	(22,928)	(93,578)	(113,109)
Income tax provision	(2,469)	(3,736)	(22,225)	(9,754)

Net loss	(34,395)	(26,664)	(115,803)	(122,863)
Accretion of preferred stock	(3,046)	(3,365)	(8,915)	(9,848)

Net loss applicable to common stockholders	($37,441)	($30,029)	($124,718)	($132,711)

Other comprehensive income (loss), net of tax:
Unrealized gain (loss) on derivative instruments	$(788)	$—	$(26)	$1,429
Plus: reclassification adjustment for previous unrealized losses	—	—	—	4,030

Comprehensive loss applicable to common stockholders	(38,229)	(30,029)	(124,744)	(127,252)

Net loss per common share (basic and diluted)	($0.57)	($0.46)	($1.90)	($2.00)

Weighted average common shares outstanding (basic and diluted)	65,997,815	66,635,204	65,803,041	66,444,311

TRITON PCS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	December 31,	September 30,
	2002	2003

	(unaudited)	(unaudited)
ASSETS:
Current assets:
Cash and cash equivalents	$212,450	$167,520
Accounts receivable, net of allowance for doubtful accounts of $7,008 and $4,189, respectively	68,213	62,056
Accounts receivable – roaming partners	23,037	24,824
Inventory, net	28,510	19,050
Prepaid expenses	8,767	12,469
Other current assets	6,056	6,374

Total current assets	347,033	292,293
Property and equipment:
Land	377	377
Network infrastructure and equipment	1,004,323	1,086,288
Furniture, fixtures and computer equipment	89,208	89,008
Capital lease assets	8,454	8,470
Construction in progress	37,647	12,232

	1,140,009	1,196,375
Less accumulated depreciation	(343,506)	(445,964)

Net property and equipment	796,503	750,411
Intangible assets, net	395,249	489,913
Investment in and advances to non-consolidated entities	72,019	—
Other long-term assets	6,767	10,157

Total assets	$1,617,571	$1,542,774

LIABILITIES AND STOCKHOLDERS’ DEFICIT:
Current liabilities:
Accounts payable	$57,758	$68,186
Bank overdraft liability	25,892	11,091
Accrued payroll and related expenses	16,282	11,377
Accrued expenses	5,999	11,397
Current portion of long term debt	17,169	959
Deferred revenue	19,548	21,695
Deferred gain on sale of property and equipment	1,190	1,190
Accrued interest	20,637	37,083
Other current liabilities	10,468	14,915

Total current liabilities	174,943	177,893
Long-term debt:
Capital lease obligations	964	295
Bank credit facility	192,579	—
Senior notes	—	710,813

Senior long term debt	193,543	711,108
Subordinated notes	1,219,720	732,276

Total long-term debt	1,413,263	1,443,384

Deferred income taxes	35,609	44,078
Deferred revenue	3,051	3,342
Fair value of derivative instruments	23,819	—
Asset retirement obligation	—	1,795
Deferred gain on sale of property and equipment	27,072	26,180

Total liabilities	1,677,757	1,696,672
Commitments and contingencies	—	—
Series A Redeemable Convertible Preferred Stock, $0.01 par value, 1,000,000 shares authorized; 786,253 shares issued and outstanding as of December 31, 2002 and September 30, 2003, including accreted dividends	127,003	136,851
Stockholders’ deficit:
Series B Preferred Stock, $0.01 par value, 50,000,000 shares authorized; no shares issued or outstanding as of December 31, 2002 and September 30, 2003	—	—
Series C Convertible Preferred Stock, $0.01 par value, 3,000,000 shares authorized; no shares issued or outstanding as of December 31, 2002 and September 30, 2003	—	—
Series D Convertible Preferred Stock, $0.01 par value, 16,000,000 shares authorized; 543,683 shares issued and outstanding as of December 31, 2002 and September 30, 2003	5	5
Class A Common Stock, $0.01 par value, 520,000,000 shares authorized; 60,518,754 shares issued and 60,289,166 shares outstanding as of December 31, 2002 and 61,315,511 shares issued and 60,940,831 shares outstanding as of September 30, 2003	603	609
Class B Non-voting Common Stock, $.01 par value, 60,000,000 shares authorized; 7,926,099 shares issued and outstanding as of December 31, 2002 and September 30, 2003	79	79
Additional paid-in capital	615,587	596,176
Accumulated deficit	(722,075)	(844,938)
Accumulated other comprehensive loss	(5,459)	—
Deferred compensation	(74,554)	(41,305)
Class A common stock held in treasury, at cost (229,588 and 374,680, respectively)	(1,375)	(1,375)

Total stockholders’ deficit	(187,189)	(290,749)

Total liabilities and stockholders’ deficit	$1,617,571	$1,542,774

TRITON PCS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months
	Ended
	September 30,

	2002	2003

	(unaudited)	(unaudited)
Cash flows from operating activities:
Net loss	($115,803)	($122,863)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	100,340	114,345
Accretion of interest	39,560	20,872
Loss on equity investment	1,329	875
Bad debt expense	11,153	6,466
Non-cash compensation	16,038	23,635
Deferred income taxes	21,257	8,469
Loss on debt extinguishment	—	41,118
Loss on derivative instruments	5,341	2,023
Change in operating assets and liabilities:
Accounts receivable	(42,969)	(2,096)
Inventory	6,094	9,460
Prepaid expenses and other current assets	(4,444)	(4,020)
Intangible and other assets	280	(2,329)
Accounts payable	4,324	9,079
Accrued payroll and liabilities	3,418	493
Deferred revenue	4,802	2,438
Accrued interest	655	16,446
Other liabilities	(1,189)	3,555

Net cash provided by operating activities	50,186	127,966
Cash flows from investing activities:
Capital expenditures	(106,494)	(64,308)
Investment in and advances to non-consolidated entity	(14,477)	(875)
Repayments from non-consolidated entity	28,354	58
Proceeds from sale of property and equipment, net	150	732
Acquisition of FCC licenses	(43,129)	(28,412)
Other	(20)	—

Net cash used in investing activities	(135,616)	(92,805)
Cash flows from financing activities:
Proceeds from issuance of senior debt, net of discount	—	710,500
Payments under credit facility	(9,375)	(207,961)
Payments of subordinated debt	—	(511,989)
Payment of debt extinguishment costs	—	(31,289)
Change in bank overdraft	2,356	(14,801)
Contributions under employee stock purchase plan	747	57
Payment of deferred financing costs	(1,473)	(2,712)
Extinguishment of interest rate swaps	—	(20,383)
Capital contribution	23	—
Principal payments under capital lease obligations	(1,615)	(1,513)

Net cash used in financing activities	(9,337)	(80,091)

Net decrease in cash and cash equivalents	(94,767)	(44,930)
Cash and cash equivalents, beginning of period	371,088	212,450

Cash and cash equivalents, end of period	$276,321	$167,520

SCHEDULE 1
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We utilize certain financial measures that are not calculated in accordance with accounting principles generally accepted in the United States, or GAAP, to assess our financial performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of income or statement of cash flows; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. Our method of computation may or may not be comparable to other similarly titled measures of other companies. The following tables reconcile our non-GAAP financial measures with our financial statements presented in accordance with GAAP.

	Three Months Ended September 30,		Nine Months Ended September 30,

Adjusted EBITDA	2002	2003	2002	2003

		(Dollars in thousands)
Net cash provided by operating activities	$23,162	$56,751	$50,186	$127,966
Change in operating assets and liabilities	10,858	(21,336)	29,029	(33,026)
Deferred income taxes	(1,906)	(3,386)	(21,257)	(8,469)
Interest expense	36,305	34,088	107,621	109,013
Accretion of interest	(13,499)	(1,356)	(39,560)	(20,872)
Interest and other income	(1,556)	(500)	(4,986)	(1,792)
Bad debt expense	(5,330)	(2,193)	(11,153)	(6,466)
Other expense	7	—	23	—
Income tax expense	2,469	3,736	22,225	9,754

Adjusted EBITDA	$50,510	$65,804	$132,128	$176,108

The table above reconciles Adjusted EBITDA with what management believes is the most directly comparable GAAP measure of liquidity, cash provided by operating activities. Adjusted EBITDA can also be calculated as net loss plus net interest expense, income taxes, depreciation and amortization adjusted for other expense (which was exclusively non-cash) non-cash compensation and debt extinguishment costs (which were not indicative of our on-going cash flows from operations). We believe Adjusted EBITDA provides a meaningful measure of liquidity, providing additional information on our cash earnings from on-going operations, our ability to service our long-term debt and other fixed obligations and our ability to fund continued growth with internally generated funds. Adjusted EBITDA also is considered by many financial analysts to be a meaningful indicator of an entity’s ability to meet its future financial obligations. Adjusted EBITDA should not be construed as an alternative to cash flows from operating activities as determined in accordance with GAAP. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by the sum of service and roaming revenue.

Triton has confirmed its forward-looking guidance with respect to Adjusted EBITDA for the year ending December 31, 2003. However, we are unable to reconcile Adjusted EBITDA to cash provided by operating activities on a forward-looking basis because it is impractical to project depreciation expense and changes in operating assets and liabilities, due to the uncertain timing for capital expenditures and other transactions that impact these items.

	Three Months Ended September 30,		Nine Months Ended September 30,
Average revenue per user (ARPU)	2002	2003	2002	2003

	(Dollars in thousands, except ARPU)
Service revenue	$133,545	$149,825	$377,304	$429,171
Subscriber retention credits	$2,222	$1,838	$5,396	$6,001

Adjusted service revenue	$135,767	$151,663	$382,700	$435,172

Average subscribers	780,006	882,469	741,264	866,515
ARPU	$58.02	$57.29	$57.36	$55.80

We believe ARPU, which calculates the average service revenue billed to an individual subscriber, is a useful measure to evaluate our past billable service revenue and to assist in forecasting our future billable service revenue. ARPU excludes service revenue credits made to retain existing subscribers, as these are discretionary reductions of the amount billed to a subscriber. We have no contractual obligation to issue these credits, therefore, ARPU reflects the amount subscribers have contractually agreed to pay us based on their specific usage pattern. ARPU is calculated by dividing service revenue, excluding service revenue credits made to existing subscribers, by our average subscriber base for the respective period.

ARPU, plus roaming revenue less	Three Months Ended September 30,		Nine Months Ended September 30,
subscriber retention costs	2002	2003	2002	2003

	(Dollars in thousands, except ARPU)
Service revenue	$133,545	$149,825	$377,304	$429,171
Roaming revenue	50,396	49,728	131,030	141,822

Service and roaming revenue	183,941	199,553	508,334	570,993

Average subscribers	780,006	882,469	741,264	866,515
ARPU, plus roaming revenue less subscriber retention credits	$78.61	$75.38	$76.20	$73.22

We believe ARPU, plus roaming revenue less subscriber retention credits, which calculates the average service and roaming revenue per subscriber, is a useful measure to assist in forecasting our future service and roaming revenue. This measure also provides a gauge to compare our service and roaming revenue to that of other wireless communications providers that may have significantly more or less subscribers and, therefore, more or less revenue on an aggregate basis. In addition, this metric minus cash costs per user, or CCPU, is an indicator of net cash flows generated on a per subscriber basis.

	Three Months Ended September 30,		Nine Months Ended September 30,

CCPU and CPGA	2002	2003	2002	2003

	(Dollars in thousands, except CCPU and CPGA)
Cost of service	$56,547	$63,712	$157,355	$183,145
General and administrative expense	37,350	34,425	106,162	100,755
Total cost of equipment - transactions with existing subscribers	4,585	4,775	7,787	11,471

CCPU operating expenses	98,482	102,912	271,304	295,371

Selling expense (1)	28,321	23,623	78,471	73,239
Total cost of equipment - transactions with new subscribers (1)	15,931	21,008	51,051	61,210

CPGA operating expenses	44,252	44,631	129,522	134,449

Terminination benefits and other related expenses	—	321	—	2,671
Non-cash compensation	5,430	6,129	16,038	23,635
Depreciation	34,461	40,816	96,555	111,114
Amortization	1,243	1,161	3,785	3,231

Total operating expenses	$183,868	$195,970	$517,204	$570,471

CCPU operating expenses (from above)	$98,482	$102,912	$271,304	$295,371
Equipment revenue - transactions with existing subscribers	(782)	(443)	(795)	(942)

CCPU costs, net	$97,700	$102,469	$270,509	$294,429
Average subscribers	780,006	882,469	741,264	866,515
CCPU	$42	$39	$41	$38

CPGA operating expenses (from above)	$44,252	$44,631	$129,522	$134,449
Equipment revenue - transactions with new subscribers	(8,521)	(13,672)	(23,825)	(36,664)

CPGA costs, net	$35,731	$30,959	$105,697	$97,785
Gross subscriber additions	85,397	68,639	247,751	227,089
CPGA	$418	$451	$427	$431

We believe CCPU, which calculates the cash cost to operate our business on a per subscriber basis, is a useful measure to compare our subscriber costs to that of other wireless communications providers. In addition to our subscriber costs, CCPU includes the costs of other carriers’ subscribers roaming on our network. CCPU is calculated as the total of GAAP operating expenses reported on our consolidated statements of operations, less equipment revenue related to transactions with existing subscribers, depreciation, amortization, non-cash compensation, termination benefits and related charges and operating costs incurred to acquire new subscribers (as described below and denoted by (1) in the above table,) divided by our average subscribers for the period. For quarterly periods, average subscribers is calculated by adding subscribers at the beginning of the quarter to subscribers at the end of the end of the quarter and dividing by two; for year-to-date periods, average subscribers is calculated by adding the average subscriber amount calculated for the quarterly periods during the period and dividing by the number of quarters in the period.

CPGA is calculated by dividing the sum of equipment margin for handsets sold to new subscribers (equipment revenue less cost of equipment, which costs have historically exceeded the related revenues) and selling expenses related to adding new subscribers by total gross subscriber additions during the relevant period. We believe CPGA is a useful measure that quantifies the incremental costs to acquire a new subscriber. This measure also provides a gauge to compare our average acquisition costs per new subscriber to that of other wireless communications providers.